UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2014

ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)

12700 Park Central Drive, Suite 1600
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (972) 367-3600

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In May 2014 the Company's Compensation Committee approved the payment of cash bonuses under the Company's 2005 Incentive Compensation Plan based primarily on performance in the fiscal year ended December 31, 2013. As a result, on May 22, 2014, the Company paid cash bonuses to the Company's 2013 named executive officers.
The amounts of these bonuses had not been determined at the time of the filing of the Company's Proxy Statement for the Annual Meeting of Stockholders (the “Proxy Statement”) and were therefore not included in the “Non-Equity Incentive Plan Compensation” column contained in the Summary Compensation Table set forth therein. The amount awarded to each of the Company's 2013 named executive officers and the amount of compensation that would have been reflected in the “Total” column of the Summary Compensation Table had the amounts of these awards been determined prior to the filing of the Proxy Statement are set forth below.

Name and Principal Position	Non-Equity Incentive Plan Compensation ($)	Total ($)
Paul Eisman
Chief Executive Officer (PEO)	$337,969	$981,328	*
Shai Even
Senior Vice President and Chief Financial Officer (PFO)	224,370	1,594,812
David Wiessman
Executive Chairman of the Board	238,685	1,549,246
Alan Moret
Senior Vice President of Supply	237,626	1,297,915
Kyle McKeen
President and CEO of Alon Brands	224,107	1,255,018

* During 2011 the Company made a grant of 500,000 restricted stock units (RSUs) to Mr. Eisman which vest over a four-year period. In accordance with SEC requirements, the grant date fair value of all 500,000 RSUs is reflected in total compensation for the year 2011 rather than over the period of vesting. Had Mr. Eisman's grant been divided into four equal grants of 125,000 RSUs per year, the grant date fair value for 2013 would have been $2,156,250 and Mr. Eisman's total compensation for 2013 for purposes of the Summary Compensation Table would have been $3,137,578.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
Date:	May 29, 2014	By:	/s/ Shai Even
Shai Even
Senior Vice President and Chief Financial Officer